Exhibit 5.2
BAKER & DANIELS LLP
600 East 96th Street, Suite 600
Indianapolis, Indiana 46240
(317) 569-9600
(317) 569-4800(fax)
May 1, 2009

ITT Corporation 1133 Westchester Avenue, White Plains, New York 10604
Ladies and Gentlemen:
     We have acted as special Indiana counsel to ITT Corporation, an Indiana corporation (the “Company”) in connection with the sale of $500 million aggregate principal amount of 4.900% Senior Notes due 2014 (the “2014 Notes”) and $500 million aggregate principal amount of 6.125% Senior Notes due 2019 (the “2019 Notes” and, together with the 2014 Notes, the “Notes”) issued by the Company, pursuant to the Underwriting Agreement dated April 28, 2009 between the Company and the underwriters named on Schedule 1 thereto, which incorporates by reference the ITT Corporation Debt Securities Underwriting Agreement Standard Provisions (the “Underwriting Agreement”).
     We have examined the Registration Statement on Form S-3 (File No. 333-158833) (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”); the Company’s prospectus dated April 28, 2009 (the “Base Prospectus”), as supplemented by the final prospectus supplement dated April 28, 2009 (together with the Base Prospectus, the “Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Securities and Exchange Commission (the “Commission”) under the Securities

Act; the Indenture dated as of May 1, 2009 (the “Indenture”) between the Company and Union Bank, N.A., as trustee (the “Trustee”), relating to the Notes; the Board Resolutions (as defined in the Indenture) relating to the Notes; the global notes representing the Notes; and the Underwriting Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.
     In rendering the opinions set forth below, we have assumed, without independent verification: (a) the legal capacity of all natural persons; (b) the genuineness of all signatures; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (e) the authenticity of the originals of such latter documents; (f) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records we have reviewed; and (g) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
     1. The Company has been duly incorporated and is validly existing as a corporation under the law of the State of Indiana and has full corporate power and authority to conduct its business as described in the Registration Statement and the Prospectus.
     2. The Indenture has been duly authorized, executed and delivered by the Company.
     3. The Notes have been duly authorized, executed and issued by the Company.
     4. The Underwriting Agreement has been duly authorized, executed and delivered by the Company.
     5. The issue and sale of the Notes by the Company, the execution, delivery and performance by the Company of the Underwriting Agreement and the execution and delivery of the Indenture by the Company will not violate any provision of the Restated Articles of Incorporation or Amended By-laws of the Company, nor will such actions violate any Indiana statute or any rule or regulation that has been issued pursuant to any Indiana statute or any order known to us issued pursuant to any Indiana statute by any court or governmental agency or body having jurisdiction over the Company or any of its properties.
     6. No consent, approval, authorization, order, registration or qualification of or with any Indiana governmental agency or body or, to our knowledge, any Indiana court is required for the issue and sale of the Notes by the Company, and the compliance by the Company with all of the provisions of the Underwriting Agreement and the Indenture, except for the registration under the Securities Act of the Notes, and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Notes by the Underwriters.
     We do not express any opinion herein concerning any law other than the law of the State of Indiana.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectuses. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,

/s/ BAKER & DANIELS LLP

BAKER & DANIELS LLP